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                             CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ___________, 1999 by and between (i) DataXchg, Inc., a Delaware corporation having a business address of ___________________________________ (the "Company") and (ii) David R.R.
Webber, a businessman having an address of 6811 Kenilworth Ave., Riverdale, Maryland 20737 (the "Consultant").

     WHEREAS, pursuant to that certain Joint Venture Technology Agreement (the "JV Technology Agreement") of even date herewith by and among XML-Global Technologies, Inc. ("XML-Global"), Gnosis Inc. ("Gnosis") and the Consultant, the Consultant and Gnosis agreed to transfer the Technology (as defined in the JV Technology Agreement) to the Company, and XML-Global agreed to transfer to the Consultant common stock shares in the Company representing sixty percent (60%) of all outstanding common stock shares of the Company on the Closing Date of the JV Technology Agreement;

     WHEREAS, it is a condition of the closing of the JV Technology Agreement that the Company and the Consultant enter into this Agreement;

     WHEREAS, the Company desires to engage the Consultant to perform certain duties as shall be assigned to the Consultant by the officers of the Company from time to time;

     WHEREAS, the Consultant desires to be engaged by the Company;

     WHEREAS, the Company and the Consultant wish to set out in writing the terms and conditions of their agreements and understandings in respect of such engagement; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning specified in the JV Technology Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. ENGAGEMENT. The Consultant shall undertake and assume the responsibility of performing for the Company such duties as shall be assigned from time to time to the Consultant by the officers of the Company. The Consultant covenants and agrees that, at all times during the term of this Agreement, the Consultant shall devote such amount of the Consultant's time as shall be required for the Consultant to perform promptly, efficiently and professionally the duties assigned to the Consultant by the officers of the Company. The Consultant covenants and agrees not to directly or indirectly engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of the Company.

     2. TERM. The term of this Agreement shall, subject to earlier termination in accordance with the terms herein, be for five years commencing as of the date hereof (the "Term").

     3. COMPENSATION. During the Term hereof, as and for compensation for the services to be rendered for or on behalf of the Company by the Consultant hereunder, and subject to compliance by the Consultant with all of the Consultant's representations, covenants and agreements set forth in this Agreement, the Company shall pay the Consultant for expenses incurred pursuant to Section 4. Neither party shall charge the other party for services rendered under this Agreement. During the Term, the Company shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of the Consultant.

     4. EXPENSES INCURRED. During the Term, the Company shall pay or promptly reimburse the Consultant for all reasonable travel, telephone and other business expenses paid or incurred by the Consultant in connection with the performance of the Consultant's duties hereunder (which expenses must be pre-approved by the Company), upon presentation of expense statements or other reasonable evidence of expenses.

     5. NONCOMPETITION. The Consultant covenants and agrees that during the period commencing as of the date hereof and ending on such date which is two
(2) years following the expiration of the Term hereof (the "Covenant Period"), the Consultant shall not engage in or carry on, directly or indirectly, either for himself, through a relative or as a member of a partnership or as an executive, employee, officer, or director of a corporation (other than the Company or a subsidiary or affiliate of the Company) or as an agent, associate or consultant of any person, partnership or corporation (other than the Company or a subsidiary or affiliate of the Company) any business in XML/EDI or business-to-business (B2B) e-commerce solutions without the Company's express written consent which the Company will not withhold unless there exists a reasonable expectation of competitive harm.

     6.   NON-DISCLOSURE OF INFORMATION.

          6.1 For the purposes of this Agreement, "Confidential Information" means all trade secrets and confidential information pertaining to the Company's business, including, without limitation, any and all formulae, data, algorithms, processes, techniques, developments, research, designs, technical information, business information, documentation in any form or media, drawings, diagrams, software (including source codes, object codes, executables, databases, scripts, test data and test results), works in progress, and any other information, whether in oral, written, graphic, electronic, optical, or digital form, or any other form, that (i) is in the Company's possession or is used in the business of the Company, and (ii) derives actual or potential value from not being generally known or ascertainable.

          6.2 The Consultant acknowledges that in the course of the Consultant's services to the Company, the Consultant shall or may be making use of, having access to and/or adding to Confidential Information which is of a special and unique nature and value to the Company. The Consultant covenants and agrees that the Consultant shall not, except with the prior written consent of the Company, at any time during the Consultant's engagement or following the termination or non-renewal of the Consultant's engagement by the Company hereunder, for any reason whatsoever, directly or indirectly, disclose, report, publish, transfer, make available, or use, for any purpose whatsoever, any of such Confidential Information. Disclosure of any such Confidential Information of the Company shall not be prohibited if required by law. The Consultant shall notify the Company promptly of any legal proceeding that would require disclosure of any Confidential Information so that the Company may seek an appropriate protective order prior to such disclosure.

     7. DEVELOPMENTS. The Consultant covenants and agrees to promptly and fully disclose to the Company all inventions, discoveries, designs, developments, modifications, improvements, derivative works, computer programs in any form, databases, scripts, electronic documents, algorithms, trade secrets, products, methods, and other items in any form that the Consultant, solely or jointly, conceives, modifies, enhances, develops or reduces to practice during the Term, whether or not developed in whole or in part prior to the execution of this Agreement or outside of Company time, which:

          7.1  relate to the Consultant's activities for the Company;

          7.2 are suggested by the Consultant's services for which he is engaged;

          7.3 are related, directly or indirectly, to the business, research or development of the Company; or

          7.4 arise as a result of using the resources, facilities, proprietary information or Confidential Information of the Company, (collectively, the "Works").

     8. ACKNOWLEDGEMENT AND ASSIGNMENT. The Consultant acknowledges that all Works are works made in the course of or as a result of the Consultant's services to the Company. The Consultant shall hold in trust for the sole benefit of the Company, and shall assign and hereby assigns exclusively and completely to the Company all of the Consultant's legal and beneficial right, title and interest in and to all Works which involve any contribution from the Consultant and all Intellectual Property Rights in such Works. The Consultant hereby waives and shall waive any and all moral rights arising in the Works and all copyrights therein.

     9. ASSISTANCE TO COMPANY. The Consultant shall, at the Company's request, assist with and execute all necessary instruments, applications, declarations, verifications, responses, submissions, assignments and do all other things reasonably requested by the Company, without charge to the Company but at the Company's expense, to enable the Company or the Company's nominees to apply for, acquire, prosecute, perfect, enforce and/or maintain any and all right, title and interest in and to the Works and all Intellectual Property Rights therein in any country.

     10. WORK MADE FOR HIRE. If any one or more of the Works are protectable by copyright and in any way to fall within the definition of "work made for hire", as such term is defined in 17 U.S.C. Section101, such Works shall be considered a "work made for hire", the copyright of which shall be owned solely, completely and exclusively by the Company. If any one or more of the Works are entitled to copyright protection and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. Section 101, the Consultant shall, by virtue of this Agreement, assign and transfer completely and exclusively the copyright in such Works to the Company.

     11. RETURN OF MATERIALS. All notes, data, tapes, diskettes, reference items, sketches, drawings, memoranda, papers, documents, manuals, software tools, computer-readable codes in any form, records, and other materials in any form and on any media, in any way relating to any of the information disclosed, generated or obtained pursuant to this Agreement (including, without limitation, any Confidential Information or Works) or pursuant to any Company activities shall belong exclusively to the Company (collectively, the "Company Materials") and the Consultant agrees to turn over to the Company all originals and copies of such Company Materials in the Consultant's possession or control at the request of the Company or, in the absence of such a request, upon the termination of the Consultant's engagement with the Company.

     12. NON-SOLICITATION. Except if Consultant is acting solely for the benefit of the Company and the Company's best interests, the Consultant will not, while engaged with the Company and for a period of two (2) years thereafter, solicit or attempt to solicit business for any reason, directly or indirectly, from any customer or client of the Company or any affiliate or subsidiary of the Company.

     13.  NON-HIRING.  While engaged with the Company and for a period of two
(2) years thereafter, the Consultant will not induce or attempt to influence directly or indirectly any employee of the Company to terminate his or her employment with the Company or to work for the Consultant or any other person or entity.

     14. REASONABLENESS OF RESTRICTIONS. THE CONSULTANT HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTIONS 5, 12, 13 AND 15 HEREOF AND, HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY, AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS AND EMPLOYEES.

     15. SEVERABILITY. If, in any legal proceeding, the court or tribunal refuses to enforce all of the separate covenants contained in Sections 5, 12, and 13 of this Agreement because the time limit is excessive, it is expressly understood and agreed between the parties hereto that for the purposes of such proceeding such time limit shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any legal proceeding, the court or tribunal refuses to enforce all of the covenants contained in Sections 5, 12, and 13 because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Company, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

     16. TERMINATION. This Agreement may only be terminated by a party in accordance with the express terms hereof. Either party may terminate this Agreement with written notice of termination if the other party is in breach of any covenant hereunder on its part and such other party fails to cure the breach within sixty (60) days of receiving written notice to cure such breach. Termination under this Section shall be effective from the date written notice is delivered to such other party or the date specified in the written notice of termination, whichever is later. Upon termination of this Agreement, the Consultant shall return to the Company all Company Materials and shall cease all use of such Company Materials, Works and Confidential Information.

     17. SURVIVAL. In the event of termination or expiration of this Agreement for any reason, Sections 6, 9, 11, and 16 together with all provisions of this Agreement necessary the interpretation and enforcement of same (to the extent such provisions are necessary for such interpretation and/or enforcement) shall survive this Agreement. Neither party shall be liable to the other for damages of any sort resulting solely from such party terminating this Agreement in accordance with its terms. This Section 17 shall not limit in any covenant or agreement of the parties which by its terms contemplates performance after termination, which shall survive for the respective periods specified in such covenant or agreement.

     18. NOTICES. Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been given if it is in writing and is delivered in person, sent by same day or overnight courier, or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at its address set forth first above or at such other address as such party may subsequently furnish to the other party by notice hereunder. Notices will be deemed effective on the date of delivery in the case of personal delivery, or two (2) business days after mailing or courier pickup.

     19. GOVERNING LAW. This Agreement shall be construed, enforced, performed and in all respects governed by and in accordance with the laws of the State of Delaware. The parties hereto submit and attorn to the exclusive jurisdiction of the courts of the State of Delaware.

     20. SEVERABILITY. Subject to Section 15, any provision of this Agreement which is prohibited or unenforceable shall be deemed automatically amended so that it is enforceable to the maximum extent permissible under the laws of that jurisdiction without invalidating the remaining provisions hereof.

     21. SPECIFIC ENFORCEMENT. Each party acknowledges that money damages would be inadequate for any breach of the provisions of this Agreement. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

     23. FURTHER ASSURANCES. Each of the parties shall execute all further documents and instruments and do all further and other things as may be necessary to implement and carry out the terms of this Agreement.

     24. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. The Consultant may not make any assignment of this Agreement or any interest herein without the prior written consent of the Company. The Company may assign its interests hereunder without the prior written consent of the Consultant.

     25. INDEPENDENT PARTIES. The relationship between the Consultant and the Company is that of independent contractors, and not that of an agent/principal, employee/employer, or co-venturers. In addition, it is understood and agreed by the parties hereto that the Consultant shall not be treated as an employee for U.S. federal, state and local tax purposes. The Consultant hereby represents and warrants to the Company that the Consultant is an independent contractor for U.S. federal, state and local tax purposes. The Consultant covenants and agrees to pay any and all U.S. federal, state and local taxes required to be paid by an independent contractor.

     26. HEADINGS AND PLURALS. The headings herein have been inserted as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement their proper meanings.

     27. FACSIMILE TRANSMISSION. The parties agree that this Agreement may be entered into by a party by means of facsimile transmission and, in such an event, the same shall constitute a legal and binding obligation in the same manner as if an originally executed version hereof had been delivered by such party to the other party.

     28. ENTIRE AGREEMENT. This Agreement and those documents expressly referred to herein embody the entire agreement and understanding between the parties concerning the engagement of the Consultant's services which are the subject matter hereof and supersede all prior understandings, communications and agreements between the parties, written or oral, with respect to the subject matter hereof, and all past courses of dealing or industry custom. This Agreement may only be amended, supplemented or modified in a written instrument duly executed by or on behalf of each party hereto. Time is of the essence in this Agreement and for each and every term and condition hereof.
No waiver by any party of any term or condition of this Agreement or any breach thereof shall be made effective unless made in writing and signed by the party purporting to give the waiver. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

DATAXCHG, INC.
a Delaware corporation


By:______________________________       _________________________________
     (Authorized Signatory)             DAVID R.R. WEBBER
Name:____________________________       Date:________________________
Title:___________________________
Date:____________________________